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Exhibit 99.03

Xcel Energy Summarized Pro Forma Information

    The following summary of unaudited pro forma financial information for Xcel Energy gives effect to the merger using the pooling of interests method of accounting. Under this accounting method, NSP's and NCE's balance sheets and income statements are treated as if they have always been combined for financial reporting purposes. This unaudited pro forma summarized financial information should be read in conjunction with the historical financial statements and related notes of NSP and NCE, which are included in the 1999 Annual Reports on Form 10-K of the respective companies.

    The unaudited pro forma balance sheet information at Dec. 31, 1999, assumes the merger had been completed on Dec. 31, 1999. The unaudited pro forma income statement information assumes the merger had been completed on Jan.1, 1997, the beginning of the earliest period presented.

    The unaudited summarized pro forma financial information does not necessarily indicate what the combined company's financial position or operating results would have been if the merger had been completed on the assumed completion dates and does not necessarily indicate future operating results of the combined company.

Xcel Energy—Notes to Unaudited Pro Forma Combined Condensed Financial Statements

1.
The unaudited pro forma combined condensed financial statements reflect the conversion of each NCE share into 1.55 shares of common stock of the combined company and the continuation of each NSP common share outstanding as one share of common stock of the combined company ($2.50 par value), as provided in the merger agreement. The unaudited pro forma combined condensed financial statements are presented as if the companies were combined during all periods included therein.
2.
The unaudited pro forma combined condensed income statements reflect certain reclassifications to conform to the presentation of operating results. These reporting adjustments include: (a) separate presentation of nonregulated revenues and equity earnings in Operating Revenues; (b) separate presentation of all nonregulated expenses, including project write-downs, in Operating Expenses; (c) presentation of nonregulated interest and other income, including gains from project sales, in Other Income (Deductions)—Net; and (d) presentation of all income taxes (regulated and nonregulated) on a single line before arriving at Net Income.
3.
The unaudited pro forma combined condensed balance sheet reflects reporting adjustments to conform to the presentation of: (a) investments and deferred charges (in Other Assets); and (b) nonregulated property (in Property, Plant and Equipment) and (c) construction work in progress (in Other Property, Plant and Equipment).
4.
The allocation of the estimated cost savings resulting from the merger to NSP, NCE and their customers, net of the costs incurred to achieve such savings, will be subject to regulatory review and approval. At the time the merger agreement was signed, cost savings resulting from the merger were estimated to be approximately $1.1 billion over a 10-year period, net of transaction costs (including fees for financial advisors, attorneys, accountants, filings and printing) and net of costs to achieve the savings. These summarized pro forma amounts do not include any of the estimated cost savings expected to result from the merger of NCE and NSP. However, the reported amounts for NSP and NCE include approximately $25 million and $20 million, respectively, of deferred nonrecurring merger costs as of Dec. 31, 1999, mainly those directly attributable to the merger transaction. Assuming the business combination is accounted for as a pooling of interests, these costs will be expensed upon the consummation of the NCE/NSP merger. The pro forma income statement information amounts do not reflect any of these costs. The pro forma balance sheet information has been adjusted to reflect a write-off of the deferred costs and a related reduction of retained earnings.
5.
Intercompany transactions (including purchased and exchanged power transactions) between NSP and NCE during the periods presented were not material and, accordingly, no pro forma adjustments were made to eliminate such transactions.

Xcel Energy

Unaudited Pro Forma Combined Condensed Statements of Income

Year Ended December 31, 1999

(In thousands, except per share amounts)

	NSP (as Reported)	NCE (as Reported)	(Note 2) Reporting Adjustments	Pro Forma Adjustments	Pro Forma Combined
Operating Revenues
Electric	$2,397,096	$2,527,341	($74)	$0	$4,924,363
Gas	471,915	764,943	(95,429)	0	1,141,429
Nonregulated and Other Revenue	0	83,146	608,342	0	691,488
Earnings From Equity Investments	0	0	112,124	0	112,124

Total Operating Revenues	2,869,011	3,375,430	624,963	0	6,869,404
Operating Expenses
Electric Fuel and Purchased	773,680	1,185,232	0	0	1,958,912
Cost of Gas Sold and Transported	278,240	485,107	(79,892)	0	683,455
Other Operation and Maintenance	768,169	538,967	90,989	0	1,398,125
Depreciation and Amortization	355,704	280,913	(9,063)	0	627,554
Taxes Other than Income Taxes	222,446	137,259	(2,034)	0	357,671
Income Taxes—Utility	127,293	0	(127,293)	0	0
Nonregulated Operating Expenses	0	106,264	514,866	0	621,130

Total Operating Expenses	2,525,532	2,733,742	387,573	0	5,646,847
Operating Income	343,479	641,688	237,390	0	1,222,557
Other Income (Expense)
Income from Nonregulated Businesses Before Interest and Taxes	65,376	0	(65,376)	0	0
Equity Earnings From Unconsolidated Subsidiaries	0	44,265	(44,265)	0	0
Other Income (Deductions)—net	(9,320)	(9,098)	(456)	0	(18,874)
Income Taxes on Nonregulated & Nonoperating Items	61,010	0	(61,010)	0	0

Total Other Income (Expense)	117,066	35,167	(171,107)	0	(18,874)
Financing Costs
Interest Charges	220,459	193,818	0	0	414,277
Distributions on Mandatorily Redeemable Preferred Securities of Subsidiary Trusts	15,750	23,050	0	0	38,800

Total Financing Costs	236,209	216,868	0	0	453,077
Income before Income Taxes	224,336	459,987	66,283	0	750,606
Income Taxes	0	113,390	66,283	0	179,673

Net Income	224,336	346,597	0	0	570,933
Preferred Stock Dividends & Redemption Premiums of NSP	5,292	0	0	0	5,292

Earnings Available for Common Shareholders	$219,044	$346,597	$0	$0	$565,641

Average Common Shares Outstanding (Note 1)	153,366	115,211	0	63,366	331,943
Average Common and Potentially Diluted Shares Outstanding (Note 1)	153,443	115,233	0	63,378	332,054
Earnings Per Share—Basic	$1.43	$3.01			$1.70

Earnings Per Share—Diluted	$1.43	$3.01			$1.70

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Xcel Energy

Unaudited Pro Forma Combined Condensed Statements of Income

Year Ended December 31, 1998

(In thousands, except per share amounts)

	NSP (as Reported)	NCE (as Reported)	(Note 2) Reporting Adjustments	Pro Forma Adjustments	Pro Forma Combined
Operating Revenues
Electric	$2,362,351	$2,624,057	($1,089)	$0	$4,985,319
Gas	456,823	781,571	(128,390)	0	1,110,004
Nonregulated and Other Revenue	0	72,143	311,709	0	383,852
Earnings From Equity Investments	0	0	115,985	0	115,985

Total Operating Revenues	2,819,174	3,477,771	298,215	0	6,595,160
Operating Expenses
Electric Fuel and Purchased Power	689,275	1,283,768	721	0	1,973,764
Cost of Gas Sold and Transported	267,050	502,879	(110,436)	0	659,493
Other Operation and Maintenance	794,332	547,136	0	0	1,341,468
Depreciation and Amortization	338,225	268,743	(8,055)	0	598,913
Taxes Other than Income Taxes	220,620	134,137	(2,175)	0	352,582
Income Taxes—Utility	145,383	0	(145,383)	0	0
Nonregulated Operating Expenses	0	90,607	368,365	0	458,972

Total Operating Expenses	2,454,885	2,827,270	103,037	0	5,385,192
Operating Income	364,289	650,501	195,178	0	1,209,968
Other Income (Expense)
Income from Nonregulated Businesses Before Interest and Taxes	51,171	0	(51,171)	0	0
Equity Earnings From Unconsolidated Subsidiaries	0	36,101	(36,101)	0	0
Other Income (Deductions)—net	4,812	(4,250)	37,477	0	38,039
Income Taxes on Nonregulated & Nonoperating Items	40,588	0	(40,588)	0	0

Total Other Income (Expense)	96,571	31,851	(90,383)	0	38,039
Financing Costs
Interest Charges	162,737	181,906	0	0	344,643
Distributions on Mandatorily Redeemable Preferred Securities of Subsidiary Trusts	15,750	17,561	0	0	33,311
Dividends & Redemption Premiums on Preferred Stock of Subsidiaries	0	5,332	0	0	5,332

Total Financing Costs	178,487	204,799	0	0	383,286
Income before Income Taxes	282,373	477,553	104,795	0	864,721
Income Taxes	0	135,596	104,795	0	240,391

Net Income	282,373	341,957	0	0	624,330
Preferred Stock Dividends & Redemption Premiums of NSP	5,548	0	0	0	5,548

Earnings Available for Common Shareholders	$276,825	$341,957	$0	$0	$618,782

Average Common Shares Outstanding (Note 1)	150,502	111,859	0	61,522	323,883
Average Common and Potentially Diluted Shares Outstanding (Note 1)	150,743	112,008	0	61,604	324,355
Earnings Per Share—Basic	$1.84	$3.06			$1.91

Earnings Per Share—Diluted	$1.84	$3.05			$1.91

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Xcel Energy

Unaudited Pro Forma Combined Condensed Statements of Income

Year Ended December 31, 1997

(In thousands, except per share amounts)

	NSP (as Reported)	NCE (as Reported)	(Note 2) Reporting Adjustments	Pro Forma Adjustments	Pro Forma Combined
Operating Revenues
Electric	$2,218,550	$2,451,421	($923)	$0	$4,669,048
Gas	515,196	780,623	(143,284)	0	1,152,535
Nonregulated and Other Revenue	0	52,570	367,778	0	420,348
Earnings From Equity Investments	0	0	52,766	0	52,766

Total Operating Revenues	2,733,746	3,284,614	276,337	0	6,294,697
Operating Expenses
Electric Fuel and Purchased Power	596,238	1,181,354	0	0	1,777,592
Cost of Gas Sold and Transported	331,296	507,318	(131,929)	0	706,685
Other Operation and Maintenance	745,828	537,091	0	0	1,282,919
Depreciation and Amortization	325,880	243,078	(9,414)	0	559,544
Taxes Other than Income Taxes	227,893	129,280	(2,007)	0	355,166
Income Taxes—Utility	144,855	0	(144,855)	0	0
Nonregulated Operating Expenses	0	57,268	410,489	0	467,757

Total Operating Expenses	2,371,990	2,655,389	122,284	0	5,149,663
Operating Income	361,756	629,225	154,053	0	1,145,034
Other Income (Expense)
Income from Nonregulated Businesses Before Interest and Taxes	12,078	0	(12,078)	0	0
Equity Earnings From Unconsolidated Subsidiaries	0	34,166	(34,166)	0	0
Merger Costs	(29,005)	(34,088)	0	0	(63,093)
Other Income (Deductions)—net	3,515	(27,267)	37,046	0	13,294
Income Taxes on Nonregulated & Nonoperating Items	48,145	0	(48,145)	0	0

Total Other Income (Expense)	34,733	(27,189)	(57,343)	0	(49,799)
Financing Costs
Interest Charges	144,732	187,028	0	0	331,760
Distributions on Mandatorily Redeemable Preferred Securities of Subsidiary Trusts	14,437	7,850	0	0	22,287
Dividends on Preferred Stock of Subsidiaries	0	11,752	0	0	11,752

Total Financing Costs	159,169	206,630	0	0	365,799
Income before Income Taxes and Extraordinary Item	237,320	395,406	96,710	0	729,436
Income Taxes	0	133,919	96,710	0	230,629

Income before Extraordinary Item	237,320	261,487	0	0	498,807
Extraordinary Item—U.K. Windfall Tax	0	(110,565)	0	0	(110,565)

Net Income	237,320	150,922	0	0	388,242
Preferred Stock Dividends & Redemption Premiums of NSP	11,071	0	0	0	11,071

Earnings Available for Common Shareholders	$226,249	$150,922	$0	$0	$377,171

Average Common Shares Outstanding (Note 1)	140,594	104,805	0	57,643	303,042
Average Common and Potentially Diluted Shares Outstanding (Note 1)	140,870	104,872	0	57,680	303,422
Earnings Per Share—Basic and Diluted:
Income Before Extraordinary Item	$1.61	$2.50			$1.61
Extraordinary Item—U.K. Windfall Tax	$0.00	($1.06)			($0.37)

Total	$1.61	$1.44			$1.24

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Xcel Energy

Unaudited Pro Forma Combined Condensed Balance Sheets

December 31, 1999 (In thousands)

	NSP (as Reported)	NCE (as Reported)	Reporting Adjustments	Pro Forma Adjustments	Pro Forma Combined
ASSETS
PROPERTY, PLANT AND EQUIPMENT
Electric (Note 3)	$7,430,686	$7,496,942	($119,944)	$0	$14,807,684
Gas (Note 3)	952,131	1,327,048	(12,663)	0	2,266,516
Other (Note 3)	375,058	977,548	2,422,850	0	3,775,456

Total Property, Plant and Equipment	8,757,875	9,801,538	2,290,243	0	20,849,656
Accumulated Provision for Depreciation (Note 3)	(4,409,151)	(3,540,516)	(203,767)	0	(8,153,434)
Nuclear Fuel—Net	102,727	0	0	0	102,727

Net Property, Plant and Equipment	4,451,451	6,261,022	2,086,476	0	12,798,949
CURRENT ASSETS
Cash and Cash Equivalents	55,968	83,763	0	0	139,731
Accounts Receivable—Net	428,950	371,116	0	0	800,066
Accrued Unbilled Utility Revenues	144,261	266,537	0	0	410,798
Fuel and Gas Inventories	59,600	93,274	0	0	152,874
Material and Supplies Inventories	231,503	75,021	0	0	306,524
Prepayments and Other	113,524	137,427	0	0	250,951

Total Current Assets	1,033,806	1,027,138	0	0	2,060,944
OTHER ASSETS
Equity Investments	1,047,248	391,754	0	0	1,439,002
External Decommissioning Fund and Other Investments	561,682	89,404	0	0	651,086
Regulatory Assets	248,127	337,965	0	0	586,092
Nonregulated Property—Net (Note 3)	2,086,476	0	(2,086,476)	0	0
Other (Note 4)	338,941	214,709	0	(45,000)	508,650

Total Other Assets	4,282,474	1,033,832	(2,086,476)	(45,000)	3,184,830

TOTAL ASSETS	$9,767,731	$8,321,992	$0	($45,000)	$18,044,723

LIABILITIES AND EQUITY
CAPITALIZATION
Common Stock (Note 1)	$389,324	$115,837	$0	$333,031	$838,192
Other Stockholder's Equity (Note 1 and Note 4)	2,168,206	2,616,853	0	(378,031)	4,407,028

Total Common Stockholder's Equity	2,557,530	2,732,690	0	(45,000)	5,245,220
Preferred Stockholder's Equity	105,340	0	0	0	105,340
Mandatorily Redeemable Preferred Securities of Subsidiary Trusts	200,000	294,000	0	0	494,000
Long-Term Debt	3,453,364	2,374,121	0	0	5,827,485

Total Capitalization	6,316,234	5,400,811	0	(45,000)	11,672,045
CURRENT LIABILITIES
Current Portion of Long-Term Debt	294,831	136,218	0	0	431,049
Short-Term Debt	799,159	633,527	0	0	1,432,686
Accounts Payable	321,382	471,757	0	0	793,139
Taxes Accrued	172,059	88,617	0	0	260,676
Other Accrued Liabilites	238,705	326,964	0	0	565,669

Total Current Liabilities	1,826,136	1,657,083	0	0	3,483,219
OTHER LIABILITIES
Deferred Income Taxes	811,638	967,408	0	0	1,779,046
Deferred Investment Tax Credits	118,582	95,426	0	0	214,008
Regulatory Liabilities	461,569	0	0	0	461,569
Other Liabilities and Deferred Credits	233,572	201,264	0	0	434,836

Total Other Liabilities	1,625,361	1,264,098	0	0	2,889,459

TOTAL EQUITY AND LIABILITIES	$9,767,731	$8,321,992	$0	($45,000)	$18,044,723

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

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  Exhibit 99.03
Xcel Energy—Notes to Unaudited Pro Forma Combined Condensed Financial Statements